          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                 ____________________

                     SCHEDULE 13G
                    (Rule 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                       PURSUANT
 TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                        FILED
              PURSUANT TO RULE 13d-2(b)
                  (Amendment No. 1)*

               CITIZENS COMMUNICATIONS
___________________________________________________________
                   (Name of Issuer)

                     COMMON STOCK
___________________________________________________________
            (Title of Class of Securities)

                      17453B101

                    (CUSIP Number)

                  December 31, 2006
___________________________________________________________
     (Date of Event Which Requires Filing of this
                      Statement)

Check  the  appropriate  box  to  designate  the  Rule
pursuant to which this Schedule is filed:

                 [X] Rule 13d - 1(b)
                 [ ] Rule 13d - 1(c)
                 [ ] Rule 13d - 1(d)

*    The  remainder of this cover page shall be filled
out for a reporting  person's  initial  filing on this
form with respect to the subject class of  securities,
and   for   any   subsequent    amendment   containing
information which would alter disclosures  provided in
a prior cover page.

     The  information  required  on the  remainder  of
this page  shall not be deemed to be  "filed"  for the
purpose of Section 18 of the  Securities  Exchange Act
of  1934   ("Act")   or   otherwise   subject  to  the
liabilities  of that  section  of the Act but shall be
subject to all other  provisions  of the Act (however,
see the Notes.)

           (Continued on following page(s)

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  1    NAMES OF REPORTING PERSONS
       I.R.S.   IDENTIFICATION   NO.  OF  ABOVE  PERSONS
       (ENTITIES ONLY):

       Bank of America Corporation
       56-0906609

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) [ ]
                                           (b) [ ]
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  3    SEC USE ONLY

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                Delaware
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                5   SOLE VOTING POWER
  NUMBER OF
    SHARES      6
 BENEFICIALLY
OWNED BY EACH
  REPORTING     7
 PERSON WITH
                8
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                    SHARED VOTING POWER
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                    SOLE DISPOSITIVE POWER
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                    SHARED DISPOSITIVE
                    POWER
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    9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH
          REPORTING PERSON

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   10     CHECK  IF THE  AGGREGATE  AMOUNT  IN  ROW  (9)
          EXCLUDES CERTAIN SHARES*

                                                    [  ]
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   11     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW
          (9)

                              Less than 5% (Exit Filing)
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   12     TYPE OF REPORTING PERSON*

                                                      HC
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        *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:

         Citizens Communications

Item 1(b).    Address of Issuer's Principal  Executive
Offices:

         Three High Ridge Park
         Stanford, CT  06905

Item 2(a).    Name of Person Filing:

         Bank of America Corporation

Item 2(b).    Address  of  Principal  Business  Office
or, if None, Residence:

         Each   Reporting   Person   has  its  or  his
         principal  business office at 100 North Tryon
         Street,  Floor 25, Bank of America  Corporate
         Center, Charlotte, NC 28255.

Item 2(c).    Citizenship:

         Bank of America Corporation
         Delaware

Item 2(d).    Title of Class of Securities:

         Common Stock

Item 2(e).    CUSIP Number:

         17453B101

Item 3.  If This  Statement is Filed  Pursuant to Rule
         13d-1(b),  or 13d-2(b) or (c),  Check Whether
         the Person Filing is a:

         (a)  [ ] Broker  or dealer  registered  under
         Section 15 of the Exchange Act.
         (b)  [ ] Bank as defined  in  Section 3(a)(6)
         of the Exchange Act.
         (c)  [ ]  Insurance  company  as  defined  in
              Section 3(a)(19) of the Exchange Act.
         (d)  [  ]   Investment   company   registered
              under   Section 8   of  the   Investment
              Company Act.
         (e)  [   ]   An    investment    adviser   in
         accordance with Rule 13d-1(b)(1)(ii)(E).
         (f)  [  ]  An   employee   benefit   plan  or
              endowment   fund  in   accordance   with
              Rule 13d-1(b)(1)(ii)(F).
         (g)  [X] A parent holding  company or control
              person   in    accordance    with   Rule
              13d-1(b)(1)(ii)(G).
         (h)  [ ] A  savings  association  as  defined
              in  Section 3(b)  of the Federal Deposit
              Insurance Act.
         (i)  [ ]  A  church  plan  that  is  excluded
              from  the  definition  of an  investment
              company  under  Section  3(c)(14) of the
              Investment Company Act.
         (j)  [   ]   Group,    in   accordance   with
              Rule 13d-1(b)(1)(ii)(J).

         If  this   statement  is  filed  pursuant  to
              Rule 13d-1(c), check this box.  [  ]

Item 4.       Ownership:

         With respect to the  beneficial  ownership of
         the reporting person,  see Items 5 through 11
         of the  cover  pages  to this  Schedule  13G,
         which are incorporated herein by reference.

Item 5.       Ownership  of Five  Percent or Less of a
Class:

         If this  statement  is being  filed to report
         the  fact  that  as of the  date  hereof  the
         reporting   person   has  ceased  to  be  the
         beneficial  owner of more than  five  percent
         of  the  class  of   securities,   check  the
         following  [ X ].

Item 6.       Ownership  of More than Five  Percent on
Behalf of Another Person:

         Not applicable.

Item 7.  Identification   and  Classification  of  the
         Subsidiary  which Acquired the Security Being
         Reported on By the Parent Holding Company:

         With  respect  to  Subsidiary  Identification
         and  Classification,  see Items 5 through  11
         of the  cover  pages  to this  Schedule  13G,
         which are incorporated herein by reference.

Item 8.       Identification   and  Classification  of
Members of the Group:

         Not applicable.

Item 9.       Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         By  signing  below  each  of the  undersigned
         certifies   that,   to  the   best   of  such
         undersigned's   knowledge  and  belief,   the
         securities   referred   to  above   were  not
         acquired  and are not for the  purpose  of or
         with the effect of  changing  or  influencing
         the  control of the issuer of the  securities
         and  were  not  acquired  and are not held in
         connection  with or as a  participant  in any
         transaction having that purpose or effect.

                         SIGNATURE

After  reasonable  inquiry  and  to  the  best  of  my
knowledge and belief,  I certify that the  information
set  forth in this  statement  is true,  complete  and
correct.

Dated:   December 19, 2006

Bank of America Corporation

By:      /s/ Charles F. Bowman
     Charles F. Bowman
     Senior Vice President